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                                                                      EXHIBIT 3

This THIRD AMENDMENT AGREEMENT is dated and effective as of the 27th day of October, 2003.

BETWEEN:

            PERLE SYSTEMS LIMITED, a corporation incorporated under the laws of Ontario

            (hereinafter referred to as the "BORROWER")

            - and-

            ROYAL CAPITAL MANAGEMENT INC., a company incorporated under the laws of Ontario, in its capacity as agent

            (hereinafter referred to as "ROYCAP" or the "AGENT")
WHEREAS:

(a) The Borrower, Canadian Imperial Bank of Commerce ("CIBC") in its capacity as agent, and the parties named as lenders therein (the "Old Lenders") entered into a third amended and restated credit agreement dated as of May 31, 2001, as amended by an Amendment Agreement dated as of the 29th day of August, 2001 and the Second Amendment Agreement (the "Second Amendment") dated as of the 19th day of December, 2002 (the "Existing Credit Agreement");

(b) Pursuant to the terms of an assignment of debt and security agreement dated the 27th of June, 2003, as amended by an Amendment to Assignment of Debt and Security Agreement dated the 2nd day of July, 2003 (collectively, the "Assignment Agreement") among CIBC, the Old Lenders, Mark Shoom, through his RRSP (the "Purchaser" or the "Lender", as applicable), Roycap, the Borrower and the affiliates and subsidiaries of the Borrower listed on the signing pages thereof, the Purchaser acquired the CIBC Debt and Security for the Debt Purchase Price (as such terms are defined in the Assignment Agreement);

(c) Pursuant to the terms of a Participation and Agency Agreement made as of the 27th day of June, 2003, the Lender appointed Roycap to act as its agent from and after July 2, 2003 and authorized Roycap to act on its behalf under or in connection with, among other documents, the Existing Credit Agreement;

(d) As of the 27th day of October, 2003 the Borrower is indebted to Roycap as agent on behalf of the Lender in the principal amount of $25,817,209 (the "Indebtedness");

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(e)  Pursuant to the terms of a subscription and support agreement dated the
     17th day of October, 2003 between the Agent and the Borrower, the Agent agreed on behalf of the Lender to accept 500 million common shares in the capital of the Borrower, at an issue price of $0.04. per share, in satisfaction of $20,000,000 of the Indebtedness (the "Swap");

(f) Upon completion of the Swap, the Indebtedness will have been reduced to $5,817,209, inclusive of interest on the Indebtedness pursuant to the terms of the Existing Credit Agreement for the period ending October 27,2003; and

(g) The Borrower and the Agent have agreed to amend the terms of the Existing Credit Agreement.

NOW THEREFORE in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof the parties hereto hereby acknowledge, the parties hereto hereby covenant, undertake, declare and agree as follows:

I.   Expressions and Definitions

1. Unless otherwise defined herein, all expressions and definitions contained in this agreement shall have the same meaning as the corresponding expressions and definitions in the Existing Credit Agreement.

II.  Amendment of Existing Credit Agreement

The Existing Credit Agreement is hereby amended as follows:

1. The provisions of the Existing Credit Agreement shall be amended as necessary or appropriate to reflect the assignment made pursuant to the Assignment Agreement by CIBC and the Old Lenders of the CIBC Debt and Security to and in favour of the Lender.

2. Section 2.1 of the Existing Credit Agreement is hereby deleted in its entirety and substituted therefor with the following:

     GRANT OF FACILITY

     "Section 2.1 The Credit

     Subject to the terms and conditions hereof and relying upon the representations and warranties contained in Article Six hereof, the Lender hereby makes available a non- revolving demand credit facility in favour of the Borrower in a maximum principal amount of $5,817,209 (the "Credit Facility")."

3. All references throughout the Existing Credit Agreement to "Credit B", "Credit C", "Credit D" and "Credit E" shall be deleted and all relevant provisions amended accordingly as the context so requires. Without limiting the generality of the foregoing, the following provisions shall be deleted:

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     (a) Subsection 2.2 (b), (c), (d) and (e);

     (b) Subsection 2.3 (b), (c), (d);

     (c) Subsection 2.4 (a) and (c);

     (d) Section 4.2;

     (e) Section 4.3; and

     (f) Subsection 4.6 (a).

4. Subsection 2.4 (b) of the Existing Credit Agreement is hereby deleted in its entirety and substituted therefor with the following:

     "(b) The Credit Facility is non-revolving and is fully advanced, and the Borrower shall not be entitled to any Drawdowns under the Credit Facility."

5. Section 3.1 of the Existing Credit Agreement is hereby deleted in its entirety and substituted therefor with the following:

     "The Borrower shall repay the indebtedness outstanding under the Credit Facility together with unpaid interest thereon in full on demand."

6.   Subsections 7.1 (f) and (z) are hereby deleted in their entirety.

7. All references throughout the Existing Credit Agreement to "Credit A" or to the "Credits" shall be deleted and replaced with the "Credit Facility".

8.   Subsection 9.1 (m) is hereby deleted and replaced with the following:

     "9.l(m)      Except as contemplated by the Swap, if there is a Change of
     Control of the Borrower."

9.   Article 4 of the Second Amendment is hereby deleted in its entirety.

III. Ratification and Confirmation

As amended and modified by this agreement, the Existing Credit Agreement is in all respects ratified and confirmed and the Existing Credit Agreement and this agreement shall be read, taken and construed as one and the same agreement and where the terms of this agreement are inconsistent with those of the Existing Credit Agreement, the terms of this agreement shall govern and be binding upon the parties.

IV.  Further Assurances

The parties hereto covenant and agree from and after the execution and delivery of this agreement to sign such other instruments, do and perform and cause to be done and performed

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such further and other acts and things as may be necessary or desirable in order to give full effect to this agreement and every part of it.

V.   Governing Law

This agreement shall be governed by and construed in accordance with the laws of the Province of Ontario.

VI.  Counterparts

This agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument, and it shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart.

VII. Binding Effect

This agreement shall enure to the benefit of and be binding upon the parties to it and their respective successors and permitted assigns.

IN WITNESS WHEREOF the parties hereto have executed this agreement under the hands of their duly authorized officers as of the date first above written.

                                        PERLE SYSTEMS LIMITED

                                        Per: /s/ Derrick Barnett
                                             -------------------------
                                        Name: Derrick Barnett
                                        Title: Chief Financial Officer

                                        ROYAL CAPITAL MANAGEMENT INC.

                                        Per: /s/ Jean Noelting
                                             -------------------------
                                        Name: Jean Noelting
                                        Title: Managing Director